Exhibit 99.3

Contact:	LeAnne Zumwalt DaVita Inc. 650 696-8910

DaVita Closes Gambro Healthcare Acquisition

El Segundo, California, October 5, 2005 – DaVita Inc. (NYSE: DVA) announced that it closed its acquisition of Gambro Healthcare U.S. today. The closing follows the Federal Trade Commission completing its review of the acquisition earlier this week and issuing a consent order allowing for the closing of the acquisition. As part of the transaction, DaVita also entered into a previously announced supply agreement with Gambro Renal Products to provide a significant majority of its hemodialysis product supply and equipment requirements for the next ten years.

DaVita financed the acquisition largely through a new credit facility, also entered into today, with JP Morgan Securities Inc. serving as lead arranger on this financing. The facilities under the credit agreement consist of a $250 million six-year revolving credit facility, a $350 million six-year term loan A facility and a $2,450 million seven-year term loan B facility.

DaVita CEO, Kent Thiry stated, “The DaVita Village is excited to welcome the good people of Gambro. We continue to believe that this combination will significantly increase our ability to meet the needs of all of our constituencies over the long-term.”

Giving effect to the divestitures required by the FTC in the consent order, DaVita’s acquisition adds approximately 520 dialysis centers to its operations representing a total census of approximately 39,000 patients. DaVita now serves approximately 94,000 patients at over 1,200 clinics in more than 40 states and the District of Columbia.